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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NTN Buzztime, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-122024, No. 333-60814, No. 333-17247, No. 333-12777, and No. 033-95776) on
Form S-8 and in the registration statements (No. 333-111538, No. 333-105429, No. 333-51650, No. 333-80143, No. 333-69383, No. 333-40625, and No. 33-42350) on
Form S-3 of NTN Buzztime, Inc. (formerly NTN Communications, Inc.) of our report dated March 15, 2004, relating to the consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows of NTN Buzztime, Inc. for the year ended December 31, 2003 and the 2003 information in the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of NTN Buzztime, Inc.

/s/ KPMG

San Diego, California
March 24, 2006